EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated effective October 1, 2006 by and between Encore Medical Corporation (the “Company”) and Peter Baird (the “Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on October 1, 2006 (the “Effective Date”) and shall continue through the third anniversary of the Effective Date (the “Initial Term”); provided that the term will be renewed for successive one-year periods (each, a “Renewal Term” and together with the Initial Term, the “Employment Term”) unless either party gives written notice to the other of its intent not to renew at least one hundred eighty (180) days prior to the expiration of the Initial Term or Renewal Term then in effect, as applicable, on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s Group President, Therapeutic Devices. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company consistent with such position and commensurate with Executive’s experience and expertise.

b. During the Employment Term, Executive will devote substantially all of his business time to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company; provided that nothing herein shall preclude Executive, (i) subject to the prior approval (which shall not be unreasonably withheld) of the Company, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization, (ii) from participating in charitable activities or managing personal investments or (iii) from accepting appointment to or continuing to serve on any board of directors (or similar body) of any portfolio company of The Blackstone Group or any of its affiliates, provided, in the aggregate, such activities do not conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000), payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to at least a five percent (5%) annual increase in Executive’s base salary on each anniversary of the Effective Date.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonus.  With respect to each calendar year during the Employment Term beginning in 2007, Executive shall be eligible to earn (i) an annual bonus award (an “Annual Bonus”) targeted at sixty-seven percent (67%) of Executive’s Base Salary (the “Annual Bonus Opportunity”), based only upon the achievement of objective performance targets of the Company established by the Company and contingent upon Executive’s continued employment through the specified payment date, and (ii) a supplemental bonus award (a “Supplemental Bonus”) targeted at one hundred percent (100%) of Executive’s Base Salary (the “Supplemental Bonus Opportunity”), based only upon the achievement of objective stretch incentive targets of the Company established by the Company, and contingent upon Executive’s continued employment with the Company through the specified payment date. The Annual Bonus and Supplemental Bonus shall be paid no later than two and one-half (21/2) months following the end of the calendar year to which such bonuses relate.

5. Equity Awards. On the closing date of the merger of the Company with Grand Slam Acquisition Corp. pursuant to that certain Merger Agreement dated June 30, 2006 by and among the Company, Grand Slam Holdings LLC and Merger Sub (the “Closing Date”), the Company shall grant Executive an amount of stock options to purchase common stock of the Company (the “Initial Stock Option Grant”) under the Encore Medical Corporation 2006 Stock Incentive Plan (the “Stock Plan”) as may be adopted on such date. The amount of such stock options shall be determined by the Chief Executive Officer of the Company in his reasonable discretion. The terms and conditions of such stock option grants shall be as set forth in the Stock Plan and such time-based and performance-based stock option award agreements as are set forth for other senior executives of the Company.

6. Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s compensation and employee benefit plans (other than annual bonus and severance plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies on no less often than a monthly basis for expenses incurred in the prior month; provided that reimbursement shall in all events be made within two and one-half (21/2) months following the end of the year in which the expense was incurred.

8. Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that each party will be required to give the other party at least thirty (30) days advance written notice of any such termination.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 and the stock option award agreements shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties hereunder (other than any such failure resulting from Executive’s Disability or any such failure subsequent to Executive being delivered notice of the Company’s intent to terminate Executive’s employment without Cause or delivering to the Company a notice of Executive’s intent to terminate for Good Reason) following written notice by the Company to Executive which specifically identifies such failure and Executive not curing such failure within thirty (30) days following receipt of such notice (for the avoidance of doubt, unsatisfactory performance by the Executive of his duties shall not be deemed to be a failure to substantially perform), (B) conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (C) Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (D) any act of fraud by Executive in the performance of Executive’s duties hereunder, or (E) Executive’s material breach of the provisions of Sections 9 or 10 of this Agreement. For purpose of the definition of Cause set forth above, no act or failure to act shall be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company (the “Board”) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

(A) the Base Salary through the date of termination in a lump sum payment, to be paid on the tenth (10th) business day following such termination;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination in a lump sum payment, to be paid on the tenth (10th) business day following such termination;

(C) any earned but unpaid Annual Bonus and Supplemental Bonus with respect to the most recently completed calendar year prior to the date on which such termination occurs, in each case, to be paid no later than two and one-half (21/2) months following the end of such calendar year;

(D) any accrued and unused vacation pay in a lump sum payment, to be paid on the tenth (10th) business day following such termination; and

(E) such Employee Benefits, if any, as to which Executive (or his dependents or beneficiaries, as applicable) may be entitled under the employee benefit plans of the Company or its affiliates pursuant to the terms of such plans (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii) and any stock option award agreements or otherwise required by law, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive’s duties with reasonable accommodation (such incapacity is hereinafter referred to as “Disability”).

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate, dependents or beneficiaries, as applicable, shall be entitled to receive the Accrued Rights.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii) and any stock option award agreements or otherwise required by law, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason. Notwithstanding anything to the contrary herein, written notice of intent not to renew or any failure to renew the Initial Term or any Renewal Term shall not constitute either a termination by the Company without Cause or a basis for the Executive to terminate for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) any reduction in Executive’s Base Salary, Annual Bonus Opportunity, Supplemental Bonus Opportunity or any material Employee Benefits, (B) any substantial diminution in Executive’s position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with Executive’s position (other than in connection with an increase in responsibility or a promotion), including but not limited to no longer reporting to the Chief Executive Officer of the Company, its successor or its ultimate parent company in connection with a corporate transaction, (C) a failure on the part of the Company to grant or cause to be granted to Executive any of the Equity Awards set forth in Section 5 herein, or (D) any material failure on the part of the Company to comply with and satisfy the terms of Sections 3, 4, 5, 6, 7, 11 and 13(k) of this Agreement; provided that the events described (A), (B), (C) or (D) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive (or his dependents or beneficiaries, as applicable) shall be entitled to receive:

(A) the Accrued Rights;

(B) a lump sum, to be paid on the tenth (10th) business day after such termination, equal to the sum of: (i) the most recent Annual Bonus, if any, awarded to Executive, or, if such termination occurs in 2006 or 2007, then the Annual Bonus Opportunity and (ii) the most recent Supplemental Bonus, if any, awarded to Executive, or, if such termination occurs in 2006 or 2007, then the Supplemental Bonus Opportunity; and

(C) subject to Executive’s continued compliance with the provisions of Sections 9 and 10 herein, continued payment of the Base Salary, payable in regular installments in accordance with the Company’s usual payment practices, until twelve (12) months after the date of such termination; provided, that the aggregate amount described in clauses (B) and (C) shall be reduced by the present value of any other cash severance payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii) and any stock option award agreements or otherwise required by law, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(l) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(1) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i) with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment; or

(ii) for whom Executive had direct or indirect responsibility during the one year period immediately preceding Executive’s termination of employment;

provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client unless Executive is directly or indirectly involved in such solicitation or assistance or (a) Executive provides, as a management consultant, any services for the competing organization, and is directly or indirectly involved in such solicitation or assistance or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i) engage in any business that competes with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”), provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be engaged in a Competitive Business unless Executive is directly or indirectly involved in such competition or (a) Executive provides, as management consultant, any services for the competing organization, or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the Competitive Business;

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business, provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be employed by or rendering services to any Person unless Executive is directly or indirectly involved in such activities or (a) Executive provides, as a management consultant, any services for the competing organization or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be acquiring a financial interest in or otherwise becoming actively involved with a Competitive Business unless Executive is directly or indirectly involved in such activities or (a) Executive provides, as a management consultant, any services for the competing organization, and is directly or indirectly involved in such activities or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates, provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be interfering with, or attempting to interfere with, business relationships (whether formed before, on or after the date of this Agreement) unless Executive is directly or indirectly involved in such attempts or interference or (a) Executive provides, as a management consultant, any services for the organization which is attempting interference and is directly or indirectly involved in such activities or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, provided, however, that the limitations set forth in clauses (i) and (ii) above shall not apply if Executive has an interest in a management consulting firm or private equity firm (or any of their affiliated entities) which is a controlling person, controls or owns five percent (5%) or more of any class of securities of a Person engaged in a Competitive Business unless Executive is directly or indirectly involved in the activities of the Competitive Business or (a) Executive provides, as a management consultant, any services to the Competitive Business or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the Competitive Business.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates (other than as a result of a general advertisement of employment made by Executive’s subsequent employer or business, not directed at any such employee), provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be soliciting or encouraging any employee to leave employment unless Executive is directly or indirectly involved in such solicitation or encouragement or (a) Executive provides, as a management consultant, any services for the organization that engages in the solicitation or encouragement and is directly or indirectly involved in such solicitation or encouragement or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities; or

(ii) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company, provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be hiring any employee unless Executive is directly or indirectly involved with the hiring or encouragement or (a) Executive provides, as a management consultant, any services for the organization that engages in the hiring and is directly or indirectly involved in such activities or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease work with the Company or its affiliates any consultant then under contract with the Company or its affiliates, provided, that, if Executive serves as a management consultant or becomes affiliated with a private equity firm as a partner, employee, director or otherwise, Executive shall not be deemed to be soliciting or encouraging the cessation of work unless Executive is directly or indirectly involved with the solicitation or encouragement or (a) Executive provides, as a management consultant, any services for the organization that engages in the activities and is directly or indirectly involved in such activities or (b) Executive provides services on a full or part-time basis as an employee, officer, director or consultant of a portfolio company (of such private equity firm) that engages in the activities.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The provision of Section 9 shall survive termination of Executive’s employment for any reason.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company or its affiliates); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made available to Executive by a third party without, to the Executive’s knowledge, breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any product, process or written document, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the prior works of Executive and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.

(iv) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11. Tax Matters.

a. Golden Parachute. In the event it shall be determined that any payment or benefit to Executive, by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “280G Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the 280G Reimbursement Payment, Executive retains an amount of the 280G Reimbursement Payment equal to the Excise Tax imposed upon the Change in Control Payments. The 280G Reimbursement Payment shall be paid on the thirtieth (30th) day from the date that Executive is deemed to have “excess parachute payments” as defined in Section 280G of the Code. All mathematical determinations, and all determinations as to whether any of the Change in Control Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made hereunder, including determinations as to whether a 280G Reimbursement Payment is required and the amount of such 280G Reimbursement Payment shall be made by the Company’s accounting firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any 280G Reimbursement Payment and any other relevant matter, both to the Company and Executive by no later than ten (10) days following the date of employment termination or, if applicable, such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Change in Control Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that 280G Reimbursement Payments not made by the Company should have been made (“Underpayment”), or that 280G Reimbursement Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a 280G Reimbursement Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment. The cost of the Accounting Firm in connection with any such Determination shall be paid by the Company.

12. Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13. Miscellaneous.

a. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

b. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify in the sole discretion of the Board or any applicable committee thereof.

c. Entire Agreement/Amendments.  This Agreement, together with the stock option agreements and equity award agreements, contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

d. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e. No Set Off, No Mitigation, No Offset. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement nor shall the amount be reduced on account of any payments received by Executive from any other party.

f. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g. Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is a subsidiary or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such subsidiary or successor person or entity.

h. Amendment. This Agreement may not be amended or modified except by an instrument in writing executed by both the Company and Executive.

i. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

j. Legal Fees. The Company shall reimburse Executive’s documented reasonable legal fees in connection with the negotiation of this Agreement.

k. Indemnification. The Company and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by applicable law with respect to any claims that may be brought against Executive arising out of or related to any action taken or not taken in Executive’s capacity as an employee, officer or director of the Company or any of its affiliates, including, without limitation, the advancement of legal fees and expenses, as such fees and expenses are incurred by Executive. In addition, Executive shall be covered, in respect of Executive’s activities as an officer or director of the Company or any of its subsidiaries, by the Company’s (or any of its subsidiaries’) Directors and Officers liability policy or other comparable policies, if any, obtained by the Company’s (or any of its subsidiaries’) successors, to the fullest extent permitted by such policies.

l. Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758
Attn: Chief Executive Officer

If to Executive:
425 Pottersvile Road
Far Hills, NJ 07931

, or to the most recent address of Executive set forth in the personnel records of the Company.

m. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Austin, Texas under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then currently in effect, as modified herein. Arbitration proceedings shall take place in Austin, Texas, before a single neutral arbitrator who shall be a lawyer. The arbitrator’s award shall be final and judgment may be entered upon such award by a court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce or vacate proceedings, awards, orders of the arbitration or settlement under this procedure. Each party shall be responsible for and directly pay its own fees and expenses of counsel and other experts retained in connection with such dispute or controversy, on a current basis as they may be incurred.

n. Prior Agreements  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

o. Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

p. Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

q. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENCORE MEDICAL CORPORATION	Peter Baird

/s/ Harry L. Zimmerman	/s/ Peter Baird

By: Harry L. Zimmerman	29 September 2006

Title: EVP – General Counsel